Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of July 26, 2016, to the Rights Agreement (as amended from time to time, the “Rights Agreement”), dated as of March 3, 2009, between Sequenom, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of the holders of the Rights;

WHEREAS, the Distribution Date has not occurred;

WHEREAS, the Company, Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), and Savoy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Purchaser will (a) commence a tender offer to acquire all of the outstanding shares of common stock of the Company, including any associated rights to purchase capital stock issued pursuant to the Rights Agreement (such shares and associated rights, the “Shares” and such offer, the “Offer”), (b) subject to the terms and conditions set forth in the Merger Agreement, acquire Shares pursuant to the Offer and (c) upon the completion of the Offer and subject to the other terms and conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”) with the Company surviving as a wholly owned subsidiary of Parent, and each remaining Share will be converted into the right to receive cash consideration;

WHEREAS, the Board of Directors of the Company has determined and resolved that it is in the best interest of the Company and its stockholders to modify the terms of the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, from the application of the Rights Agreement and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent; and

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein prior to entering into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Amendment of Section 1.

(a) Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following new definitions thereto:

“Exempted Transactions” shall mean (i) the announcement, approval, execution, delivery, performance and/or amendment of the Merger Agreement, or (ii) the announcement, approval, commencement, performance, consummation and/or amendment of the Offer, the Merger and/or any of the other transactions contemplated by the Merger Agreement or any related agreements.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger to be entered into on or about July 26, 2016, by and among the Company, Parent and Purchaser (as the same may be amended from time to time).

“Offer” shall mean the tender offer to acquire all of the outstanding shares of the Company’s Common Stock, including any associated rights to purchase capital stock issued pursuant to this Agreement, to be commenced by Purchaser pursuant to the Merger Agreement.

“Parent” shall mean Laboratory Corporation of America Holdings, a Delaware corporation.

“Purchaser” shall mean Savoy Acquisition Corp., a Delaware corporation.

(b) The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Purchaser, Parent, nor any of their respective stockholders, Affiliates or Associates are, nor shall any of them be deemed to be, an Acquiring Person by virtue of any of the Exempted Transactions.”

(c) The definition of “Beneficial Owner,” “Beneficial Ownership” and “beneficially own” set forth in Section 1(c) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything in this definition to the contrary, none of Purchaser, Parent, nor any of their respective stockholders, Affiliates or Associates shall be deemed to be the Beneficial Owner of, to have Beneficial Ownership of, nor to beneficially own, any Common Shares by virtue of any of the Exempted Transactions.”

(d) The definition of “Distribution Date” set forth in Section 1(g) of the Rights Agreement is hereby amended by adding the following proviso at the end of such definition:

“; provided, however, that a Distribution Date shall not occur or be deemed to have occurred as a result of any of the Exempted Transactions.”

(e) The definition of “Interested Stockholder” set forth in Section 1(j) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Purchaser, Parent, nor any of their respective stockholders, Affiliates or Associates are, nor shall any of them be deemed to be, an Interested Stockholder by virtue of any of the Exempted Transactions.”

(f) The definition of “Shares Acquisition Date” set forth in Section 1(o) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred as a result of any of the Exempted Transactions.”

2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

“Notwithstanding anything else set forth in this Agreement, a Distribution Date shall not occur or be deemed to have occurred as a result of any of the Exempted Transactions.”

3. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended to delete the “or” immediately preceding clause (iii) and to add the following after clause (iii):

“or (iv) immediately prior to the Offer Acceptance Time (as defined in the Merger Agreement).”

4. Amendment of Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, no provision for adjustment shall be made pursuant to this Section 11(a)(ii) as a result of any of the Exempted Transactions.”

5. Amendment of Section 11(a)(iii). Section 11(a)(iii) of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, the Company shall not elect to take any of the actions contemplated by this Section 11(a)(iii) as a result of any of the Exempted Transactions.”

6. Amendment of Section 13(a). Section 13(a) of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding the foregoing, no provision contemplated by this Section 13(a) shall be made pursuant to this Section 13(a) as a result of any of the Exempted Transactions and neither Parent, Purchaser nor any of their respective stockholders, Affiliates or Associates shall be deemed to be a Principal Party as a result of any of the Exempted Transactions.”

7. Amendment of Section 15. Section 15 of the Rights Agreement is amended to add the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (or, prior to the Distribution Date, the registered holders of the Common Shares) or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any of the Exempted Transactions.”

8. Addition of Section 25(c). A new Section 25(c) is hereby added to the Rights Agreement, reading in its entirety as follows:

“(c) Notwithstanding the foregoing or any provision to the contrary in this Agreement, the Company shall not be required to give any notice contemplated by this Section 25 in connection with the Exempted Transactions, provided that the Company will endeavor to provide the Rights Agent with notice of the Offer Acceptance Time (as defined in the Merger Agreement).”

9. Amendment of Section 30. Section 30 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights any legal or equitable rights, remedies or claims under this Agreement by virtue of any of the Exempted Transactions.”

10. Addition of Section 35. The following is hereby added as a new Section 35 of the Rights Agreement:

“Section 35. Merger Agreement and Exempted Transactions; Termination. Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, (i) none of Purchaser, Parent, nor any of their respective stockholders, Affiliates or Associates shall be deemed to be an Acquiring Person as a result of the Exempted Transactions, (ii) a Shares Acquisition Date and a Distribution Date shall not be deemed to occur as a result of the Exempted Transactions, (iii) the rights hereunder will not separate from the Common Shares as a result of the Exempted Transactions, and (iv) subject to the earlier termination of this Agreement, immediately prior to the Offer Acceptance Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

11. Effect of Amendment. This Amendment shall be and become effective immediately prior to the execution and delivery of the Merger Agreement. If the Merger Agreement is terminated prior to the Offer Acceptance Time (as defined in the Merger Agreement), then this Amendment shall thereafter be null and void. Except as expressly provided in this Amendment, the Rights Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without amendment thereto, and is, in all respects, ratified and confirmed.

12. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

13. Counterpart Signature Pages. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

SEQUENOM, INC.		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, As Rights Agent

By:	/s/ Dirk van den Boom	By:	/s/ Paula Caroppoli
Name:	Dirk van den Boom, Ph.D.	Name:	Paula Caroppoli
Title:	President and CEO	Title:	Senior Vice President